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     Because  the  electronic  format  of filing  Form  N-SAR  does not  provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Ultra Short Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      2,159,528         0.19             11,648,456        9.95


     Class B      268,646  0.16             1,816,965         9.95


     Class C      2,039,639         0.16             12,231,397        9.95


     Class I      4,859,942         0.21             25,405,678        9.95